Exhibit 10.8

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is dated as of June 1, 2006, by and between Nicholas A. Tiliacos (“Executive”) and Par3 Communications, Inc., a Washington corporation (the “Company”), and sets forth the terms and conditions with respect to Executive’s employment with the Company as of and after the date of this Agreement.

R E C I T A L S

WHEREAS, on October 1, 2002, the Company and Executive entered into an employment agreement (the “Employment Agreement”); and

WHEREAS, the Company desires to continue to employ Executive and Executive desires to continue to be employed by the Company; and

WHEREAS, this Agreement expressly amends and restates the Employment Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Duties and Scope of Employment.

(a) Position Responsibilities. Executive is employed as President and Chief Executive Officer of Company and reports to the Company’s Board of Directors. The duties and responsibilities of Executive include the duties and responsibilities for Executive’s corporate offices and positions as set forth in Company’s bylaws from time to time in effect and such other duties and responsibilities as the Board may from time to time reasonably assign to Executive, in all cases to be consistent with Executive’s corporate offices and positions.

(b) Obligations to the Company. Executive agrees to the best of his ability and experience that he will at all times faithfully perform all of the duties and obligations required of and from Executive, consistent and commensurate with Executive’s positions, pursuant to the terms hereof and to the reasonable satisfaction of the Company. During the term of Executive’s employment relationship with Company, Executive agrees that he will devote his full business time and attention to the business of the Company, that the Company will be entitled to all of the benefits and profits arising from or incident to his work services and advice and that he will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of Company, as a director, officer, advisor or contractor or in any other capacity with respect to any such competitive business, or by making an investment in any such competitive business. Nothing in this Agreement will prevent Executive from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than 1% of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange or the Nasdaq

National Market, provided that such activities do not materially interfere with Executive’s obligations to the Company as described above. Executive agrees that he will comply with and be bound by the Company’s operating policies, procedures and practices from time to time in effect during the term of Executive’s employment relationship with the Company.

(c) No Conflicting Obligations. Executive represents and warrants to the Company that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with Executive’s obligations under this Agreement, nor will Executive enter into any such agreement or commitment, contractual or otherwise, in conflict with his obligations under this Agreement. Executive represents and warrants that he will not use or disclose, in connection with his employment by the Company, any trade secrets or other proprietary information or intellectual property in which any other person has any right, title or interest and that Executive’s employment by the Company as contemplated by this Agreement will not infringe or violate the rights of any other person or entity.

2. Confidentiality Agreement. Executive has signed, the Company’s standard Proprietary Information and Invention Assignment Agreement (the “Confidentiality Agreement”) in the form attached hereto as Attachment A. Executive hereby represents and warrants to Company that he has complied with all obligations under the Confidentiality Agreement and agrees to continue to abide by the terms of the Confidentiality Agreement and further agrees that the provisions of the Confidentiality Agreement shall survive any termination of this Agreement or of Executive’s employment relationship with Company.

3. Cash Compensation.

(a) Salary. Executive shall receive a base salary as determined by the Compensation Committee and reviewed from time to time (the “Base Salary”), subject to standard payroll deductions and withholdings and payable pursuant to the Company’s normal payroll practices.

(b) Bonuses. Executive’s target incentive bonus is $93,000 for 2006. Executive’s entitlement to incentive bonuses from the Company is discretionary and shall be determined by the Board or its Compensation Committee in good faith based upon the extent to which Executive’s individual performance objectives and the Company’s profitability objectives and other financial and nonfinancial objectives are achieved during the applicable bonus period. In the event of Executive’s death or disability during the term of this Agreement, the Company shall pay to Executive or Executive’s estate the bonus Executive would have earned during the entire year in which death or disability occurred.

4. Equity Compensation. Executive has been granted the following options to purchase shares of the Company’s common stock: 1,605,564 shares at an exercise price equal to $0.10 per share on December 8, 2000, 504,765 shares at an exercise price equal to $0.13 per share on October 12, 2001 and 3,000,000 shares at an exercise price equal to $0.06 per share on October 18, 2002 (collectively, the “Options”). The Options are subject to the terms of standard Stock Option Agreements, including vesting provisions set forth therein. In the event Executive elects to exercise the options as to some or all of the shares prior to the date such shares are vested, such unvested shares will be subject to the right of the Company to repurchase the shares at the lesser of the original purchase price or the fair market value of the shares at the time of repurchase, which repurchase right will lapse in accordance with the vesting schedule set forth in the Stock Option Agreements. Executive shall be eligible to participate in any stock option or other incentive programs available to officers or executives of the Company.

5. Benefits.

(a) General Benefits. Executive is eligible to participate in the Company’s employee benefit plans of general application to full time employees of the Company in accordance with the rules established for individual participation in any such plan and under applicable law. Executive is eligible for such other benefits as the Company generally provides to its other employees of comparable position.

(b) Vacation. Executive is entitled to vacation benefits according to the Company’s standard policies.

6. Term; At-Will Employment. The employment of Executive under this Agreement is for an unspecified term. The Company and Executive acknowledge and agree that Executive’s employment is and shall continue to be at-will, as defined under applicable law, and that Executive’s employment with the Company may be terminated by either party at any time for any or no reason, and with or without notice. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages award or compensation other than as provided in this Agreement.

7. Separation Benefits. Executive is entitled to receive separation benefits upon termination of employment only as set forth in this Section 7; provided, however, that in the event Executive is entitled to any severance pay under a Company-sponsored severance pay plan, any such severance pay to which Executive is entitled under such severance pay plan shall reduce the amount of severance pay to which Executive is entitled pursuant to this Section 7. In all cases, upon termination of employment Executive will receive payment for all salary and unused vacation accrued as of the date of Executive’s termination of employment, and Executive’s benefits will be continued under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

(a) Voluntary Resignation. If Executive voluntarily elects to terminate Executive’s employment with the Company, Executive shall not be entitled to any severance benefits.

(b) Termination for Cause, Disability or Death. If the Company or its successor terminates Executive’s employment for Cause, as defined below, or if Executive’s employment is terminated on account of Executive’s disability or death, then Executive shall not be entitled to receive any separation benefits.

(c) Involuntary Termination. If Executive’s employment is terminated by the Company or its successor other than for Cause, as defined below, and other than on account of Executive’s death or disability, or if Executive resigns under circumstances that constitute a Constructive Termination, as defined below, provided Executive signs a general release of claims with respect to the Company or its successor and related parties within 60 days of such employment termination, Executive shall receive the following separation benefits: (i) continued payment of Executive’s Base Salary for a period of six (6) months following the date of his termination of services, commencing on the payroll period following the effective date of the Executive’s general release and (ii) if Executive makes a timely and accurate election and is and remains eligible to continue his current group health insurance coverage (including medical and dental) pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company will pay the applicable premiums to provide coverage for Executive and his eligible dependents for up to six (6) months following the date of Executive’s termination of services, ending at such earlier time as Executive or his dependents cease to be eligible for COBRA continuation coverage under the Company’s health insurance plan, (iii) a lump sum payment of fifty percent (50%) of Executive’s annual target incentive bonus based on Executive’s average bonus actually paid for the two calendar years prior to his termination, and (iv) the period to exercise any vested Options (and any options granted to Executive subsequent to the date hereof) that are held by Executive on the date of termination shall be extended to six (6) months following such date of termination (or such lesser period necessary to avoid any “deferred compensation” within the meaning of Section 409A(d)(1) of the Internal Revenue Code).

(d) Change of Control. Upon a Change of Control, as defined below, 100% of the unvested shares subject to the Options described in Section 4 above and any subsequent option grants shall be deemed vested one day prior to such Change of Control.

(e) Definitions. The following definitions shall apply:

(i) Cause. For purposes of this Agreement, “Cause” for Executive’s termination will exist at any time after the happening of one or more of the following events:

(1) Executive’s willful failure substantially to perform his duties and responsibilities to the Company or deliberate violation of a Company policy;

(2) Executive’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company;

(3) Unauthorized use or disclosure by Executive of any proprietary information or trade secrets of the Company or any other party to whom the Executive owes an obligation of nondisclosure as a result of his relationship with the Company; or

(4) Executive’s willful breach of any of his obligations under any written agreement or covenant with the Company.

(ii) Constructive Termination. For purposes of this Agreement, “Constructive Termination” shall be deemed to occur if Executive resigns within 30 days following: (A) a material reduction in Executive’s job responsibilities or change in title; (B) relocation by the Company or successor thereto of Executive’s work site to a facility or location more than 50 miles from Executive’s principal work site for the Company immediately prior to the relocation; or (C) a reduction in Executive’s then-current base salary by at least 15%, provided that an across-the-board reduction in the salary level of all other employees or consultants in positions similar to the Executive’s by the same percentage amount as part of a general salary level reduction shall not constitute such a salary reduction.

(iii) Change of Control. For purposes of this Agreement, “Change of Control” shall mean a sale of all or substantially all of the Company’s assets, or any merger, consolidation or other transaction of the Company with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the voting securities of the Company outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) at least thirty-three percent (33%) of the total voting power represented by the voting securities of the Company, or such surviving entity, outstanding immediately after such transaction and Executive continues to serve as Chief Executive Officer of the Company or such surviving entity.

8. Successors and Assigns. The rights and obligations under this Agreement shall benefit and be binding on any successor and/or assign of the Company, and the Company shall cause such successor and/or assign to agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of Executive’s rights hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Executive’s obligations under this Agreement may not be assigned.

9. Miscellaneous Provisions.

(a) No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor, except as otherwise provided in this Agreement, shall any such payment be reduced by any earnings that Executive may receive from any other source.

(b) Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties.

(c) Sole Agreement. This Agreement, including any Attachments hereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

(d) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice.

(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Washington, without giving effect to the principles of conflict of laws.

(f) Dispute Resolution. The parties expressly agree that any dispute regarding the terms of this Agreement or with respect to the employment relationship between Executive and the Company shall be subject to the jurisdiction and venue of the appropriate federal or State court with subject matter jurisdiction of the dispute located in the County of King in the State of Washington, or such other federal or State court as the parties may mutually agree. The parties expressly waive their right to jury trial with respect to any claim arising under or in connection with this Agreement or the employment relationship between Executive and the Company.

(g) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

Advice of Counsel. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

[Signature Page Follows]

The parties have executed this Agreement the date first written above.

PAR3 COMMUNICATIONS, INC.

By:	/s/ John Malloy
Title:	John Malloy, Director

Address:	821 Second Ave., 10th Floor
Suite 1000 Seattle, WA 98104

NICHOLAS A. TILIACOS

Signature:	/s/ Nicholas Tiliacos

Address:	821 Second Ave., 10th Floor
Suite 1000 Seattle, WA 98104

SIGNATURE PAGE TO EMPLOYMENT AGREEMENT BETWEEN

PAR3 COMMUNICATIONS, INC. AND NICHOLAS A. TILIACOS